Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS

OF

8% NON-CUMULATIVE, CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES C,

OF

TAYLOR CAPITAL GROUP, INC.

Taylor Capital Group, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1. The name of the Company is Taylor Capital Group, Inc.

2. This Certificate of Amendment shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

3. Section 2 of the Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, which was previously filed with the Secretary of State of the State of Delaware on May 28, 2010, is hereby amended by inserting the following definitions in their alphabetically proper order:

“‘Corporation Conversion Window’ means the period of time from and including December 27, 2011, through and including December 31, 2011.

‘Special Conversion Rate’ means, for each share of Series C Preferred, an amount equal to the sum of: (i) the quotient of $25.00 (subject to adjustment for stock splits, combinations or reclassifications of the Series C Preferred), divided by the Conversion Price in effect at the time of conversion; plus (ii) the quotient of $7.00 (the value of the future cash dividends the holder of such share would be entitled to receive through May 28, 2015, assuming all dividends are declared and paid by the Corporation’s Board of Directors during such time), divided by the closing price of the Common Stock on the trading day immediately preceding the Conversion Date.”

4. Section 6(a) of the Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, is hereby amended by replacing the same with the following:

“(a) Corporation Conversion Right.

(i) The Corporation shall have the right, at its option, to cause some or all of the Series C Preferred to be converted into shares of Common Stock at the then-applicable Conversion Rate at any time after a Mandatory Conversion Event.

(ii) During the Corporation Conversion Window, the Corporation shall have the right, at its option, to cause some or all of the Series C Preferred to be converted into shares of Common Stock at the then-applicable Special Conversion Rate.”

5. Section 8(b) of the Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, is hereby amended by replacing the same with the following:

“(b) General Voting Rights. Each share of Series C Preferred shall entitle the Holder thereof to vote on all matters voted on by holders of the capital stock of the Corporation into which such share of Series C Preferred is convertible pursuant to Section 5(a), voting together as a single class with the other shares entitled to vote, at all meetings of stockholders of the Corporation, including with respect to the election of directors. With respect to any such vote in which the Holders participate, the shares of Series C Preferred shall entitle the Holder thereof to cast the number of votes equal to the total number of votes which could be cast in such vote by a holder of the number of shares of capital stock of the Corporation into which such shares of Series C Preferred are convertible on the record date for such vote pursuant to Section 5(a).”

6. This Certificate of Amendment to the Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, was approved by the board of directors of the Company on October 13, 2011, recommended by the board to the Company’s stockholders in a proxy statement dated November 23, 2011, submitted to the Company’s stockholders for their approval at a duly called special meeting of the Company’s stockholders held upon notice in accordance with Section 222 of the DGCL and adopted by the stockholders of the Company, including the holders of the outstanding shares of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C (voting both on an as-converted basis with the Company’s common stockholders on all matters, and as a separate class), at a special meeting of stockholders held on December 27, 2011, all in accordance with Section 242 of the DGCL.

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Dated as of the 27th day of December, 2011.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Randall T. Conte
Name: Title:	Randall T. Conte Chief Financial Officer